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EXHIBIT 11.1
AIRPORT SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARY
NET INCOME PER SHARE COMPUTATION


                                                                   THREE MONTHS ENDED         SIX MONTHS ENDED
                                                                       OCTOBER 31,               OCTOBER 31,
                                                                 ---------------------      ----------------------
                                                                   1997         1996          1997          1996
                                                                 --------     --------      --------      --------
(In thousands, except per share data)

          PRIMARY
----------------------------------------------

Net income (loss) applicable to common stockholders              $   381       $    62       $   541       $   197
                                                                 =======       =======       =======       =======

Weighted average number of common
 shares outstanding during the periods                             2,231         2,231         2,231         2,231

Add - dilutive common equivalent shares
 (determined using the "treasury stock
 method") representing shares issuable
 upon the exercise of stock options                                  191           168           205           169
                                                                 -------       -------       -------       -------

Weighted average number of shares used
 in calculation of primary net income
 (loss) per share                                                  2,422         2,399         2,436         2,400
                                                                 =======       =======       =======       =======

Net income (loss) per common share - primary                     $  0.16       $  0.03       $  0.22       $  0.08
                                                                 =======       =======       =======       =======

          FULLY DILUTED
---------------------------------------------

Net income (loss) applicable to common stockholders              $   381       $    62       $   541       $   197
                                                                 =======       =======       =======       =======


Weighted average number of shares used in calculating
 primary net income per common share computation                   2,422         2,399         2,436         2,400

Add (deduct) incremental shares representing:
 Shares issuable upon exercise of stock options
  included in primary calculation above                             (191)         (168)         (205)         (169)

 Shares issuable upon exercise of stock options
  based on period-end market price                                   205           171           206           171
                                                                 -------       -------       -------       -------

  Weighted average number of shares used in
   calculation of fully diluted net income (loss) per share        2,436         2,402         2,437         2,402
                                                                 =======       =======       =======       =======

Net income (loss) per common share - fully diluted               $  0.16       $  0.03       $  0.22       $  0.08
                                                                 =======       =======       =======       =======


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